Exhibit 10.20

Loan Agreement with First Tennessee Bank, N.A.

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, restated or supplemented or otherwise modified from time to time, hereinafter called the “Agreement”) made and entered into this 21st day of December, 2009, (“Effective Date”) by and between MutualFirst Financial, Inc., a Maryland corporation, (hereinafter called “Borrower”) and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal office located in Memphis, Tennessee (“Lender”).

WITNESSETH:

WHEREAS, the Borrower has requested that Lender provide a loan in the amount of Ten Million Dollars ($10,000,000.00) (“Loan”) and Lender has agreed to make this Loan on the terms and conditions hereinafter set forth;

WHEREAS, Borrower and Lender wish to enter into this Loan Agreement to set forth certain terms of the Loan and to secure the Loan by a pledge of all of the capital stock of MutualBank (the “Bank”) which constitutes One Hundred percent (100%) of the outstanding shares of the Bank, which is a wholly-owned subsidiary of Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

AGREEMENTS

1.           AMOUNT AND TERMS OF BORROWINGS.

1.1           Defined Terms.  Any capitalized term used but not defined in the body of this Agreement shall have the meaning set forth on Appendix A attached hereto and incorporated herein by reference.

1.2           Loan.  Lender hereby agrees to lend, and Borrower hereby agrees to borrow, upon the terms and conditions set forth in this Agreement, the sum of up to Ten Million Dollars ($10,000,000.00), as the Loan, to be evidenced by a promissory note (the “Note”), as set forth in Exhibit A and included herein by reference.  The Loan shall bear interest and be payable in accordance with the terms and provisions of the Note.  The Loan shall expire and mature, and the outstanding principal balance of the Loan and all accrued interest thereon shall be due and payable, on the Maturity Date.

1.3           Collateral.  All indebtedness and obligations of Borrower to Lender under this Agreement shall be secured by Lender’s lien and security interest in the Collateral.  The pledging of such Collateral shall be evidenced by the Pledge Agreement.  Borrower agrees that all of the rights of Lender with regard to the Pledge Agreement set forth in this Agreement shall apply to any modification of, or supplement to this Agreement.

1.4           Fees.  A loan origination fee in the amount of Ten Thousand Dollars ($10,000.00) shall be paid by Borrower to Lender on or before the closing of this Loan.

2.           USE OF PROCEEDS.

2.1           Use of Loan Proceeds.  The proceeds of the Loan shall be used by the Borrower for the sole purpose of repaying in full an existing term loan with Bank of America that is secured by the capital stock of the Bank.

H-1

3.           CONDITIONS TO LOAN CLOSING.

The obligation of Lender to extend any loan or credit to Borrower under this Agreement or to make any Loan disbursements is subject to the strict satisfaction of each of the following conditions:

3.1           No Defaults; Certificate.  Borrower and the Bank shall be in full compliance with all the terms and conditions of this Agreement, and no Event of Default, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred.  At Lender’s request, Lender shall have received from Borrower and the Bank a certificate, in form and content reasonably acceptable to Lender dated as of and delivered on the date of the Loan, certifying that (1) the representations and warranties set forth herein, and the exhibits attached hereto, are accurate, true and correct on and as of such date, (2) show that neither the transactions contemplated hereby or by any other Loan Document will cause or result in any violation of (or creation of any right in third parties under the provisions of) any laws restricting or otherwise regulating the use, application or distribution of corporate funds and assets, and (3) that no Event of Default nor any event which upon notice or lapse of time or both would constitute such an Event of Default, exists.

3.2           Accuracy of Representations and Warranties.  At the time of the initial Loan disbursement and any subsequent Loan disbursement, the representations and warranties set forth herein and in any other Loan Document shall be true and correct.

3.3           Corporate Action and Authority.  The Borrower shall have delivered to Lender: (i) a certificate from the Secretary of State of Maryland that Borrower is in good standing and certificates from the Secretaries of State and of each other State in which the Borrower owns any property, has stationed any employees or agents, or otherwise conducts business, certifying the Borrower’s good standing as a corporation in each such State; (ii) a copy of the Resolutions passed by the Borrower’s and the Bank’s Boards of Directors authorizing the execution and delivery of the performance of Borrower’s obligations under the Loan Documents certified by the Secretary or Assistant Secretary to be true and correct; and (iii) a certificate or certificates, dated as of and delivered on the date of the execution of this Agreement and signed on behalf of the Borrower and the Bank by the Secretary or Assistant Secretary, certifying the names of the officers authorized to execute and deliver the Loan Documents on behalf of the Borrower and the Bank, together with the original, not photocopied, signatures of each officer.  Borrower shall also deliver the same items specified in (i) above pertaining to the Bank from the appropriate regulatory agency.

3.4           Delivery of Note, Loan Agreement, Pledge Agreement, and Stock Certificates.  At the time of the extension of the Loan, Borrower shall have delivered the Loan Documents.  The security interest in the Collateral shall be prior to all other liens.

3.5           Proceedings.  The Loan Documents, upon their execution, and all proceedings in connection with the authorization, execution and delivery of and the performance of the obligations under the Loan Documents shall be satisfactory in substance and form to Lender.

3.6           Payment of Fees and Expenses.  Borrower shall have paid, at or prior to the date of the extension of the Loan, all costs and expenses in accordance with Section 8.9, to the extent then determined by Lender.

3.7           Other Writings.  The Lender shall receive such other agreements, instruments, documents, certificates, affidavits and other writings as Lender may reasonably require.

3.8           Opinion of Counsel.  Borrower shall have delivered to Lender at Borrower’s expense, favorable written opinions of counsel for Borrower dated as of and delivered on the date of the extension of the Loan, in form and content acceptable to Lender, as set forth in Exhibit B.

3.9           Financial Statements.  Prior to any disbursement under the Loan, Borrower shall have delivered to Lender, true and exact copies of the current financial statements of the Borrower and the Bank, audit report and opinion of  the Borrower’s independent accounting firm, with respect thereto (it being understood that Lender is relying upon such audit report and opinion in entering into this Loan Agreement) and the unaudited financial statements of Borrower and Bank filed with the Office of Thrift Supervision (TFR and Schedule HC) as of September 30, 2009.

3.10         No Material Adverse Change.  At the time the Loan is funded hereunder, there shall have occurred, in the opinion of Lender, no material adverse changes in the condition, financial or otherwise, of Borrower or Bank from that reflected in the financial statements furnished pursuant to Section 3.9 hereof or furnished to Lender from time to time hereafter as required herein.

4.           REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower and the Bank represent and warrant to the Lender (which representations and warranties shall survive the delivery of the Loan Documents and the funding of the Loan) that:

4.1           Corporate Status.  Borrower is a corporation duly organized and existing under the laws of the State of Maryland, is duly qualified to do business and is in good standing under the laws of other states where the Borrower does business, if any, and has the corporate power and authority to own its properties and assets and conduct its affairs and business.

4.2           Corporate Power and Authority.  Borrower has full power and authority to enter into this Agreement, to borrow funds as contemplated herein, to execute and deliver this Agreement, the Note and other Loan Documents executed and delivered by it, and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action; and the officer executing each of the Loan Documents is duly authorized to do so by all necessary corporate action.  Any consents or approval of shareholders or directors of Borrower, or any other party (including without limitation any regulatory agency or authority) required as a condition to the execution, delivery, or validity of any Loan Document have been obtained; and each of said Loan Documents is the valid, legal, and binding obligation of Borrower enforceable in accordance with its terms.

4.3           No Violation of Agreements or Law.  Neither Borrower, Bank, nor any other Subsidiary of Borrower is in default under any indenture, agreement or instrument to which it is a party or by which it may be bound, nor in violation of any state or federal statute, rule, ruling, or regulation governing its operations and the conduct of its business, operations or financial condition of Borrower, Bank, or any other Subsidiary.  Neither the execution and delivery of the Loan Documents nor the consummation of the transactions herein contemplated, or compliance with the provisions hereof will conflict with, or result in the breach of, or constitute a default under, any indenture, agreement or other instrument to which Borrower is a party or by which it may be bound, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property of Borrower, or violate or be in conflict with any provision of the charter or bylaws of Borrower, the Bank or any other Subsidiary.

4.4           Compliance With Law; Government Approvals.

(a)           Borrower has complied and is complying with all requirements, made all applications, and submitted all reports required by Section 10(b)(2) of the Home Owners’ Loan Act, as amended, and 12C.F.R. Section 584.1(a), as amended, and any regulations or rulings issued in connection therewith, and the transaction contemplated hereby will not violate any such statutes, rules, rulings, or regulations nor will the consummation of said actions and transactions cause Borrower to be in violation thereof.  Borrower has, if required, made all filings and received all governmental or regulatory approvals necessary for the consummation of the transactions described herein, including without limitation the approval of the Office of Thrift Supervision of the United States Treasury Department.

(b)           Borrower has complied and is complying with all other applicable state or federal statutes, rules, rulings and regulations.  The borrowing of money and said actions and transactions required hereunder will not violate any of such statutes, rules, rulings, or regulations.

4.5           Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower threatened against the Borrower, the Bank or any other Subsidiary before any court, arbitrator or governmental or administrative body or agency which, if adversely determined, would result in any material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank, or any other Subsidiary except as set forth in Exhibit C.

4.6           Supervisory Action.  Neither Borrower, the Bank, nor any other Subsidiary is subject to any Supervisory Action by any federal or state bank regulatory authority.

4.7           Financial Condition.  The balance sheets and the related statements of income of Borrower, the Bank, and the other Subsidiaries and the financial reports of Borrower, the Bank, and the other Subsidiaries which will be delivered to Lender pursuant to Section 3.9 hereof are, or will be as of their respective dates and for the respective periods stated therein, complete and correctly and fairly present the financial condition of Borrower, the Bank, and the other Subsidiaries, and the results of their operations, respectively, as of the dates and for the periods stated therein, and have been, or will be as of their respective dates and for the respective periods stated therein, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved and consistent with that of the preceding fiscal year or period, as the case may be.  There are no liabilities of the Borrower, the Bank, or any other Subsidiary not included in such financial statements.  There has been no material adverse change in the business, properties or condition of Borrower, the Bank, or the other Subsidiaries since the date of the financial statement furnished to Lender pursuant to Section 3.9 hereof.

4.8           Tax Liability.  Borrower, the Bank, and the other Subsidiaries have filed all federal, state and other tax returns, which are required to be filed by them, and have paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by Borrower, the Bank, and the other Subsidiaries.

4.9           Subsidiaries.  Borrower has no Subsidiaries and owns stock in no corporation or banking association other than the Subsidiaries listed in Exhibit D.

4.10           Bank Stock.  The common stock of the Bank owned by Borrower or any other Subsidiary of Borrower is duly authorized and validly issued by the Bank or other Subsidiary.  The total number of shares of common stock of the Bank and each other Subsidiary issued and outstanding as of the date hereof  are all owned by Borrower, the Bank or other Subsidiaries of Borrower.  Except as set forth on Exhibit E, the stock of the Bank and each other Subsidiary is free and clear of all liens, encumbrances, security interests; said common stock is fully paid and non-assessable. There are no outstanding warrants or options to acquire any common stock of the Bank and any other Subsidiary.  There are no outstanding securities convertible or exchangeable into shares of common stock of any Subsidiary; and there are no restrictions on the transfer or pledge of any shares of common stock of any Subsidiary, except as set forth on Exhibit E.  Borrower has the right to pledge and transfer the Collateral and assign the income therefrom without obtaining the consent of any other person or authority except as set forth on Exhibit E; and the Pledge Agreement creates for the benefit of Lender a first lien security interest in the Collateral subject to no other interests or claims.

4.11         Liens.  There are no liens or any assets of the Borrower, the Bank or any other Subsidiaries other than as set forth in Exhibit E.  The Borrower will not incur any additional debt or allow any additional lien to be placed on the Collateral without the written consent of the Lender.  Neither the Bank nor any other Subsidiary shall incur any debt or allow any lien to be placed on any asset, other than in the ordinary course of business, without the written consent of Lender.

4.12         Options, Warrants, Etc. Related to Shares.  Except as set forth in Exhibit F, there are no options, warrants or other rights agreements or commitments (including conversion rights and preemptive rights) obligating the Bank to issue, sell, purchase or redeem shares of the Bank or securities convertible to such shares.

4.13         Environmental Laws.

 (a)           The Borrower and each of its Subsidiaries have obtained all permits, licenses, and other authorizations which are required under all Environmental Laws and are in compliance in all respects with all applicable Environmental Laws.

 (b)           On or prior to the date hereof, no notice, demand, request for information, citation, summons, or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or, to the best of the knowledge of the Borrower, threatened by any governmental or other Person with respect to any alleged or suspected failure by the Borrower or any of its Subsidiaries to comply in any material respect with any Environmental Laws.

 (c)           There are no material Liens arising under or pursuant to any Environmental Laws on any of the property owned or leased by the Borrower or any of its Subsidiaries.

 (d)           There are no conditions existing currently or anticipated to exist during the term of this Agreement which would subject the Borrower or any of its Subsidiaries or any of their property to any material Lien, damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action, or other responses by the Borrower and its Subsidiaries pursuant to Environmental Laws.

4.14         Disclosure.  The Borrower has disclosed to the Lender (i) all agreements, instruments and corporate or other restrictions to which it, Bank or any of the other Subsidiaries is subject, the termination of which could reasonably be expected to result in a material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank  or any of the other Subsidiaries and (ii) all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a material and adverse change in the financial condition, business operation, or properties or assets of the Borrower, the Bank or any of the other Subsidiaries.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.           AFFIRMATIVE COVENANTS.

Borrower and the Bank covenant and agree that, until the Note together with interest thereon is paid in full, unless specifically waived by the Lender in writing, Borrower and the Bank will, or will cause the Subsidiaries to:

5.1           Business and Existence; Compliance with Laws.  Perform all things necessary to preserve and keep in full force and effect the existence, rights and franchises of Borrower, the Bank and the other Subsidiaries and to comply with and cause the Bank and the other Subsidiaries to comply with all laws and regulations applicable to Borrower, the Bank, and each other Subsidiary, including, but not limited to, laws, rules and regulations of state and federal authorities applicable to banks and bank holding companies.

5.2           Maintain Property.  Maintain, preserve, and protect all properties used or useful in the conduct of Borrower’s, the Bank’s, and each other Subsidiary’s business and keep the same in good repair, working order and condition.

5.3           Insurance.  At all times keep the insurable properties of Borrower, the Bank, and each other Subsidiary adequately insured and maintain in force (i) insurance, to such an extent and against such risks, including fire and theft, as is customary with companies in the same or similar business, (ii) necessary workmen’s compensation insurance, fidelity bonds and directors’ and officers’ insurance coverage in amounts satisfactory to Lender, and (iii) such other insurance as may be required by law; and if required by Lender, deliver to the Lender a copy of the bonds and policies providing such coverage and a certificate of Borrower’s, the Bank’s, or each other Subsidiary’s chief executive officer, as the case may be, setting forth the nature of the risks covered by such insurance, the amount carried with respect to each risk, and the name of the insurer.

5.4           Taxes and Liens.  Pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon Borrower, the Bank, or each other Subsidiary or upon any of their respective income and profits, or their properties, real, personal or mixed, or any part thereof, before the same shall become delinquent; provided, however, that Borrower, the Bank, and each other Subsidiary shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the amount or validity thereof shall be contested in good faith by appropriate proceedings and provided that procedures satisfactory to Lender are carried out to prevent foreclosure of any lien therefrom.

5.5           Financial Reports and ERISA.

 (a)           Furnish to Lender as soon as available and in any event within one hundred and twenty (120) days after the end of each calendar year, (1) consolidated and consolidating balance sheets of Borrower, the Bank, and each other Subsidiary, as of the end of such year and consolidated and consolidating statements of income of Borrower, the Bank, and each other Subsidiary for the year then ended, together with the audit report and opinion of independent Certified Public Accountants acceptable to the Lender with respect thereto, such audit report and opinion shall contain no exceptions or qualifications unacceptable to Lender; (2) promptly upon receipt, copies of all management letters and other assessments and recommendations, formal or informal, submitted by the Certified Public Accountants to Borrower or each Subsidiary; (3) a copy of Borrower’s TFR Schedule HC financial statement(s) and (4) a copy of Borrower’s Annual Report promptly upon the filing of the same with the Office of Thrift Supervision; and (5) a copy of the Bank’s Thrift Financial Report promptly upon the filing with the appropriate regulatory agency.

 (b)           Upon senior management of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Lender promptly (and in any event within five (5) business days), of:  (1) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (2) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the mean of Title IV of ERISA); (3) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower, the Bank, or any other Subsidiary or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (4) any change in the funding status of any Plan that could have a material adverse effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto.  Promptly upon request, the Borrower shall furnish the Lender and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

 (c)           Promptly upon the transmission thereof, copies of all material financial statements, proxy statements, notices, reports and other communications sent by the Borrower or any other Subsidiary to the shareholders of the Borrower and any other such communications as may be requested by Lender and copies of any and all regular or periodic reports, registration statements, prospectuses or other written communications that the Borrower or the Bank or any other Subsidiary is or may be required to file with the Securities and Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities and Exchange Commission if any.

 (d)           With reasonable promptness, such other financial information for the Borrower or the Bank or any other Subsidiary as Lender may reasonably request.

5.6           Regulatory Examinations.  (a)  Promptly notify Lender of every examination by, or any material correspondence, report, memoranda or other written communication from or with, any federal or state regulatory body or authority, with respect to the properties, loans, operations and/or condition of Borrower, the Bank, or any other Subsidiary, and of the receipt by Borrower, the Bank, or any other Subsidiary of every examination or other report prepared by such body or authority with respect thereto; and (b) if required by Lender, fully and completely assist and cooperate with Lender in requesting approval by such regulatory body or authority of the furnishing to Lender of any such report, and furnish such report to Lender if such approval is given; provided, however, that Lender shall take such steps as may be necessary to assure that all such reports shall remain confidential and shall be used by Lender solely in connection with the administration of the Loan in accordance with the provisions of this Agreement.

5.7           Additional Information.  Furnish such other information regarding the operations, business affairs and financial condition of Borrower, the Bank, and each other Subsidiary as Lender may from time to time reasonably request, including but not limited to true and exact copies of any monthly management reports to their respective directors, their respective tax returns, and all information furnished to shareholders, or any governmental authority, including the results of any stock valuation performed.

5.8           Right of Inspection.  Except to the extent, if any, prohibited by applicable law, permit any person designated by Lender, to inspect any of the properties, books and financial and other reports and records of Borrower, the Bank, and each other Subsidiary, including, but not limited to, all documentation and records pertaining to the Bank’s loans, investments and deposits; and to discuss their affairs; finances and accounts with Borrower’s, the Bank’s, and each other Subsidiary’s principal officers, at all such reasonable times and as often as Lender may reasonable request; provided, however, prior to occurrence of an Event of Default, such inspections shall occur no more frequently than once per calendar quarter; provided, further, that Lender shall, and shall cause each person designated by Lender to conduct such inspections to, take such steps as may be reasonably necessary to assure that all such inspections, together with information resulting therefrom, shall remain confidential and shall be used by Lender and such persons solely in connection with the administration of the Loan in accordance with the provisions of this Agreement.  If required by Lender, Borrower will pay Lender loan fees in an amount determined by Lender to be necessary to cover the costs of such inspections, including a reasonable allowance for Lender’s overhead as well as out-of-pocket expenses in connection with such inspection.

5.9           Notice of Default.  At the time of Borrower’s first knowledge or notice, furnish the Lender with written notice or the occurrence of any event or the existence of any condition which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Loan Agreement or other Loan Documents or an event of default or default under any other loan documents for any other loan to the Borrower, the Bank, or any other Subsidiary.

5.10         Notice of Litigation.  Borrower shall notify Lender of any actions, suits or proceedings instituted by any person against the Borrower, the Bank or other Subsidiary claiming money damages or other monetary liability in an amount of Five Hundred Thousand Dollars ($500,000) or more, said notice to be given within ten days of the first notice to Borrower or other party of the institution of such action, suit or proceeding and to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the person instituting the action, suit or proceeding, and any other significant features of the claim.

5.11         Perfection of Security Interest.  The Borrower or other Subsidiary shall perform such acts as may be necessary, in the reasonable judgment of Lender, now or in the future, to perfect or continue perfection of the security interests granted to Lender, or otherwise provided for, under any and all Loan Documents.

5.12         Dividends to Borrower from the Bank.  Borrower shall cause the Bank and other Subsidiary to pay dividends or otherwise make such cash contributions at such times and in such amounts, as is necessary to enable Borrower to meet all of its obligations under the Loan Documents on a timely basis, including the payment, when due, of each installment of interest and the payment of principal on the Loan to the extent permitted by law including applicable bank regulatory agency rules and regulations. Without limiting the generality of the foregoing, should any prepayment, accelerated payment or other payment ever be due with respect to the Loan, Borrower shall cause the Bank and other Subsidiary to pay dividends or otherwise make such additional distributions to the Borrower as necessary to enable the Borrower to make such prepayment, accelerated payment or other payment, to the extent permitted by law including applicable bank regulatory agency rules and regulations.

5.13         Capital Ratio/Equity Capital Adequacy.

 (a)           Borrower and Bank shall maintain at all times a “Well Capitalized” rating as required by any applicable regulatory authority as such requirement may be revised from time to time.

 (b)           Bank shall maintain as of each Covenant Compliance Date a Tier 1 Leverage Ratio of not less than Eight and One Half Percent (8.50%).

 (c)           Bank shall maintain as of each Covenant Compliance Date a Risk-Based Capital Ratio of not less than Eleven and One Half Percent (11.50%).

5.14         Minimum Liquidity.  With respect to Borrower, maintain a minimum balance of cash in the amount of One Million Dollars ($1,000,000) at the end of each calendar quarter.

5.15         THIS SECTION LEFT INTENTIONALLY BLANK.

5.16         THIS SECTION LEFT INTENTIONALLY BLANK.

5.17         Non-Performing Asset Ratio.  The Non-Performing Asset Ratio of the Bank as of each Covenant Compliance Date shall not exceed Three and one-quarter percent (3.25%) of the Bank’s total assets as of December 31, 2009; Three percent (3.00%) of the Bank’s total assets as of March 31, 2010 and June 30, 2010; Two and three-quarter percent (2.75%) of the Bank’s total assets as of September 30, 2010 and December 31, 2010; Two and one-half percent (2.50%) of the Bank’s total assets as of March 31, 2011 and each calendar quarter thereafter.

5.18         Return on Average Assets.  Bank shall maintain an annualized return on Average Assets of at least forty one hundredths of one percent (0.40%) as reported quarterly on an annualized basis for the quarters ending through and including December 31, 2010 and at least fifty one hundredths of one percent (.50%) as reported quarterly on an annualized basis for periods ending after December 31, 2010.  For purposes of this covenant “total average assets” shall be deemed to mean the year-to-date average of total assets of Bank.

5.19         Loan Loss Reserves.  With respect to the Bank, maintain at all times loan loss reserves in amounts deemed adequate by all federal and state regulatory authorities.

5.20         Compliance Certificate.  Furnish Lender a Certificate of Compliance duly certified by the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of Borrower within forty-five (45) days after the end of each calendar quarter stating that Borrower and each Bank Subsidiary and the Borrower and all Subsidiaries, as applicable, are in compliance with all terms, covenants and conditions of this Loan Agreement and all related Loan Documents, including, but not limited to, Sections 5.1 – 5.19 of this Agreement.  Such Certificate of Compliance shall be as set forth in Exhibit H and otherwise be in form and substance satisfactory to Lender.

6.           NEGATIVE COVENANTS.

Borrower covenants and agrees with Lender that Borrower shall comply and cause the Bank and other Subsidiaries to comply with the following negative covenants unless the prior written consent of Lender shall be obtained, so long as Borrower may borrow under this Agreement or so long as any indebtedness remains outstanding under the Loan Documents, and, in addition, the Bank covenants and agrees to comply with the following as and to the extent such provisions apply to the Bank:

6.1           Indebtedness.  Neither Borrower nor the Bank shall create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness, except for the following indebtedness:

 (a)           The indebtedness of Borrower under the Loan;

 (b)           Indebtedness owed by the Borrower to the Bank or any other Subsidiary;

 (c)           Debt for operating expenses or otherwise incurred by the Bank or any other Subsidiary in the ordinary course of business;

 (d)           Indebtedness as set forth in Exhibit G;

 (e)           Obligations (contingent or otherwise) existing or arising under any Swap Contract approved in advance by Lender; and

 (f)           Additional indebtedness not to exceed One Million Dollars ($1,000,000) in the aggregate.

6.2           Merger, Dissolution, Acquisition of Assets.  Borrower shall not enter into, or permit the Bank or any other Subsidiary to enter into, any transaction of merger or consolidation, or any reorganization, reclassification of stock, readjustment or change in capital structure; or acquire, or permit any Subsidiary to acquire, all of the stock, or other ownership interest, property or assets of any other person, corporation, partnership or other entity.

6.3           Subsidiaries.  Borrower shall not create, establish or acquire Subsidiaries or acquire or own stock or any other interest in any bank other than the Bank, or permit the creation, establishment or acquisition of any such Subsidiaries by any other Subsidiary.

6.4           Sale of Stock, Merger, or Asset Disposition.

 (a)           Borrower shall not sell, transfer, pledge, assign, or otherwise dispose of, or otherwise encumber, any of the Borrower’s stock of the Bank or the Borrower’s or the Bank’s or any other Subsidiary’s common Capital Stock in any the Subsidiary nor permit the Bank or any other Subsidiary to issue additional shares of stock or rights, options or securities convertible into Capital Stock of the Bank or any other Subsidiary.

 (b)           The Borrower will not, nor will it permit any of its Subsidiaries to, make any Asset Disposition except in the ordinary course of business.

6.5           Dividends, Redemptions and Other Payments.  Borrower shall not declare or pay any dividends on the stock of Borrower or redeem any stock of Borrower if an Event of Default has occurred and is continuing under this Agreement or allow the payment of such a dividend that would create an Event of Default. The payment of any dividend or the redemption of any stock not otherwise prohibited shall in all respects comply with the rules and regulations of the Federal Reserve Board.

6.6           Capital Expenditures.  Borrower shall not make or become committed to make, or permit any Subsidiary to make or to become committed to make, directly or indirectly, during any calendar year, capital expenditures which for Borrower and the Subsidiary exceed amounts deemed acceptable to applicable regulatory authorities.

6.7           Relocation.  The Borrower shall not cause or permit Borrower or any Subsidiary to relocate their principal office, principal banking office, principal registered office or approved charter location without the written consent of Lender.

6.8           Transactions with Affiliates.  The Borrower shall not, nor will it permit any of its Subsidiaries to, enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such person or entity other than (a) normal compensation and reimbursement of expenses of officers and directors and (b) except as otherwise specifically limited in this Agreement, other transactions which satisfy the applicable requirements under Section 23A of the Federal Reserve Act, 12 USC §371c and Section 23B of the Federal Reserve Act, 12 USC §371c-1.  For purposes of this Agreement, the term affiliates shall have the same meaning as set forth in applicable bank regulations.

6.9           Charter or By-Law Amendments.  Neither Borrower, Bank nor any other Subsidiary shall adopt, amend or enter into, as applicable, any charter, articles of incorporation, bylaws (or any amendments thereto) or other provisions or agreements that would affect in any way the rights, obligations and/or preferences of the Collateral.

6.10         No Defaults.  Borrower shall not permit or suffer the occurrence of any event nor allow any Subsidiary or other Affiliate to knowingly permit or suffer the occurrence of any event which constitutes an event of default under any indenture or loan agreement or otherwise with respect to any indebtedness of the Borrower, the Bank, or any other Subsidiary.

7.           DEFAULT AND REMEDIES.

7.1           Events of Default.  Any one or more of the following events shall constitute an Event of Default under the terms of this Agreement and the other Loan Documents:

 (a)           Default in the payment when due and payable any payment of the principal or interest on the Note or any other fees or payments due under the Note, this Agreement or other Loan Documents.

 (b)           Default in compliance with or in the performance or observance of any term, covenant, obligation, condition, or agreement in this Agreement or any other Loan Document.

 (c)           If any representation, warranty or any other statement made or deemed to be made by the Borrower herein, in any other Loan Document, or in any writing, certificate, or report or statement at any time furnished to Lender pursuant to or in connection with this Agreement shall to be false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

 (d)           Borrower, the Bank or any other Subsidiary shall fail to pay when due and before the expiration of any grace period, any debt for borrowed money which it is primarily obligated to pay as borrower, or in any other capacity, whether such debt shall have become due because of acceleration of maturity or otherwise, other than debt created by this Agreement.

 (e)           An event occurs which constitutes an event of default as defined in the Note or any other Loan Document; or an event occurs which constitutes an event of default (following the expiration of applicable grace, notice or cure periods) under any present or future loan agreement between Lender and Borrower for any other loan.

 (f)           The Borrower, the Bank, or any other Subsidiary shall

(i)	be unable or admits in writing its inability to pay its debts as they become due; or

(ii)
file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act as now or in the future amended, or file a pleading asking such relief, or have or suffer to be filed an involuntary petition in bankruptcy against it which is not contested and discharged within sixty (60) days; or

(iii)	make an assignment for the benefit of creditors generally; or

(iv)	consent to the appointment of a trustee, custodian, or receiver for all or a major portion of its property; or

(v)	be adjudicated a bankrupt or insolvent under any federal or state law; or

(vi)
suffer the entry of a court order under any federal or state law appointing a receiver, custodian, or trustee for all or a major part of its property or ordering the winding up or liquidation of its affairs, or approving a petition filed against it under the Bankruptcy Act, as now or in the future amended; or

(vii)
suffer the entry of a final judgment for the payment of money in excess of $500,000 and the same shall not be discharged or provision made for its discharge within 45 days from the date of entry thereof or an appeal or other appropriate proceeding for review thereof shall not be taken within said period and a stay of execution pending such appeal shall not be obtained; or

(viii)	suffer a writ or warrant of attachment or any similar process to be issued by any court against all or any substantial portion of its property.

 (g)           The issuance of any letter agreement, memorandum of understanding, cease and desist order, injunction, directive, or restraining order or notice of changes under 12 USC §1818 against the Borrower, the Bank or other Subsidiaries or the Borrower’s, the Bank’s or the other Subsidiaries’ directors, whether temporary or permanent, by or at the request of any bank regulatory agency; or

 (h)           The failure of the Borrower, the Bank, or any other Subsidiary, or the Borrower’s, the Bank’s, or any other Subsidiary’s directors to comply with the terms of any memorandum of understanding or letter agreement with any bank regulatory agency, including but not limited to any applicable state bank regulatory agency, Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Office of Thrift Supervision, and the Board of Governors of the Federal Reserve System and such failure has not been fully corrected within thirty (30) business days of the Borrower’s or the Bank’s awareness of its failure to comply.

7.2           Cure Provisions.  In any Event of Default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach in the same provision of the Note within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default:  (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to product compliance as soon as reasonably practical.

7.3           Remedies on Default.  Upon the occurrence of an Event of Default, Lender may (i) terminate all obligations of Lender to Borrower, the Bank, or any other Subsidiary including, without limitation, all obligations to lend money to Borrower under this Agreement, (ii) declare the Note immediately due and payable, without presentment, demand, protest, notice of intent to accelerate and notice of acceleration of the maturity date of this Note, or any other notice of any kind, all of which are expressly waived, (iii) declare immediately due and payable from Borrower the expenses set forth in Section 8.14 hereof, and (iv) pursue any remedy available to it under this Agreement, the Note, the Pledge Agreement or any other Loan Document, or available at law or in equity, concurrently or subsequently, in such order as the Lender may elect, all of which remedies shall be cumulative.

7.4           Liens; Setoff by Lender.  Borrower and the Bank hereby grants to Lender a continuing lien for all indebtedness of Borrower, the Bank, or the other Subsidiaries to Lender upon any and all of its monies, securities and other property and the proceeds thereof, now or hereafter held or received by or in transit to Lender from or for Borrower, the Bank, or the other Subsidiaries, and also upon any and all deposits (general or special, matured or unmatured) and credits of Borrower, the Bank, or the other Subsidiaries against Lender at any time existing. Upon the occurrence of any Event of Default as specified above, Lender is hereby authorized at any time and from time to time, without notice to Borrower, the Bank, or the other Subsidiaries, to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtedness of Borrower, the Bank, or the other Subsidiaries to Lender, whether under this Agreement, or otherwise, whether now existing or hereafter arising.  Lender shall give written notice to Borrower of such setoff appropriation or application after such setoff, appropriation or application occurs.

8.           MISCELLANEOUS.

8.1           No Waiver.  No delay or failure on the part of Lender or on the part of any holder of the Note in the exercise of any right, power or privilege granted under this Agreement, or under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against Lender unless made in writing and signed by Lender, and then only to the extent expressly specified therein.

8.2           Notices.  All notices and communications provided for hereunder shall be in writing, delivered by hand or sent by first-class, registered or certified mail, postage prepaid, or express courier to the following addresses:

(1)	If to Lender:	First Tennessee Bank National Association
845 Crossover Lane, Suite 150
Memphis, Tennessee 38117
Attention: Financial Institutions Division

(2)	If to Borrower:	MutualFirst Financial Inc.
110 E. Charles Street
Muncie, Indiana 47305
Attention: Tim McArdle

Any party hereto may change its address for notice purposes by notice to the other parties in the manner provided herein. Notice shall be deemed given when hand delivered or first class, certified or registered mail, postage prepaid, or when delivered by express courier.

8.3           Governing Law.  This Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Tennessee except with respect to interest which shall be governed by and construed in accordance with applicable Federal laws in effect from time to time.

8.4           Survival of Representations and Warranties.  All representations, warranties and covenants contained herein or made by or furnished on behalf of Borrower, the Bank, or the other Subsidiaries in connection herewith shall survive the execution and delivery of this Agreement and all other Loan Documents and the extension or funding of the loan hereunder.

8.5           Descriptive Headings.  The descriptive headings of the several sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.6           Severability.  If any part of any provision contained in this Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

8.7           Time is of the Essence.  Time is of the essence in interpreting and performing this Agreement and all other Loan Documents.

8.8           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

8.9           Payment of Costs.  Borrower shall pay, promptly demand by Lender, all reasonable costs, expenses, taxes and fees incurred by Lender in connection with the preparation, execution and delivery of this Agreement and all other Loan Documents and the recording and filing and rerecording and refiling thereof, including, without limitation, the reasonable costs and professional fees of counsel for Lender, any and all transfer, mortgage or other taxes and all recording costs that may be payable.  In the future, Borrower shall pay promptly following written demand by the Lender, all such costs and expenses determined to be payable, in connection therewith.

8.10         Successors and Assigns.  This Agreement shall bind and inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided, however, Borrower, the Bank, and the other Subsidiaries shall not have any right to assign their rights or obligations hereunder to any person.  Notwithstanding anything in this Agreement to the contrary, Lender shall have the right, but shall not be obligated, to sell participation in the loan made pursuant hereto to other banks, financial institutions and investors.

8.11         Amendments; No Implied Waiver.  This Agreement may be amended or modified, and Borrower, the bank, and the other Subsidiaries may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Borrower shall obtain the prior written consent of Lender to that specific amendment, modification, action or omission to act, and no course of dealing between Borrower, the Bank, or the other Subsidiaries and Lender shall operate as a waiver of any right, power or privilege granted to Lender under this Agreement or under any other Loan Document, or available to Lender at law or in equity.

8.12         Rights Cumulative.  All rights, powers and privileges granted hereunder shall be cumulative to and shall not be exclusive of any other rights, powers and privileges granted by any other Loan Document or available at law or in equity.

8.13         Indemnity.  Borrower, the Bank, and the other Subsidiaries agree to protect, indemnify and save harmless Lender, and all directors, officers, employees and agents of Lender, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this Agreement and arising from or related or incident to this Agreement or any other Loan Document, including, without limitation, any liability under federal or state securities laws arising out of Lender’s disposition of all or part of the Collateral, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, reasonable attorneys’ fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action; provided, however, that Borrower, the Bank, and the other Subsidiaries do not agree to indemnify Lender against Lender’s own willful misconduct. The indemnity contained in this section shall survive the termination of this Agreement.

8.14         Expenses.  Borrower agrees to promptly reimburse Lender for (i) all costs and expenses of collection of the Note, including reasonable attorneys’ fees, and (ii) all expenses incurred by Lender in acting on behalf of Borrower, the Bank or the other Subsidiaries in accordance with the terms of this Agreement or to maintain or preserve the value of the Collateral, or Lender’s interest therein pursuant to the Pledge Agreement, or any other Loan Document.  Such sums shall include interest at the maximum rate allowed by law accruing from the date Lender requests such reimbursement.

8.15         Usury.  It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and Borrower, the Bank, and the other Subsidiaries, and Lender agree that, should any provision of this Agreement, or of the Note, or of any other Loan Document or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to Lender by Borrower under this Agreement, and if the principal indebtedness has been paid in full, any remaining excess shall forthwith be paid to Borrower.

8.16         Jurisdiction and Venue.  Borrower, the Bank, and the other Subsidiaries, and Lender agree, without power of revocation, that any civil suit or action brought against them as a result of, or which relates to, any of their obligations under this Agreement or under any other Loan Document may be brought against them, jointly or singly, in the United States District Court for the Western District of Tennessee, Eastern Division, and Borrower, the Bank, the other Subsidiaries, and Lender irrevocably submit to the jurisdiction of such court and irrevocably waive, to the fullest extent permitted by law, any objections that they may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and Borrower, the Bank, and the other Subsidiaries, and Lender agree that final judgment in any such civil suit or action shall be conclusive and binding upon them and shall be enforceable against them by suit upon such judgment in any court of competent jurisdiction.  Not withstanding anything to the contrary in this Agreement or in related loan documents, the Jurisdiction and Venue indicated by this Agreement shall supersede all other references to Jurisdiction and/or Choice of Venue contained elsewhere in this Agreement, the Promissory Note, and other related loan documents.

8.17         Construction.  Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that Borrower, Lender and their respective agents have participated in the preparation hereof.

8.18         Holidays.  In any case where the date for any action required to be performed under this Agreement or under any other Loan Document shall be, in the city where the performance is to be made, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close, then such performance may be made on the next succeeding business day not a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close.

8.19         Entire Agreement.  This Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. The execution of this Agreement and the other Loan Documents by Borrower, the Bank, and the other Subsidiaries was not based upon any facts or materials provided by Lender, nor was Borrower, the Bank, and the other Subsidiaries induced to execute this Agreement or any other Loan Document by any representation, statement or analysis made by Lender. In the event that the provisions of this Loan Agreement shall conflict with provisions of any of the other Loan Documents, the provisions of this Agreement shall control.

 This written Loan Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

8.20         Consent.  Borrower, the Bank, and the other Subsidiaries hereby represent and warrant that to the best of Borrower’s knowledge there is no consent from any lender or creditor needed to prevent Borrower, the Bank, or the other Subsidiaries from being in default by Borrower executing the Note or Borrower, the Bank, and the other Subsidiaries executing, this Loan Agreement or any other loan document associated with this Loan.

8.21         Waiver Of Right To Trial By Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.22         Further Assurances.  Borrower agrees to furnish a current financial statement upon the request of Lender from time to time, and further agrees to execute and deliver all other instruments and take such other actions as Lender may from time to time reasonably request in order to carry out the provisions and intent hereof.

8.23         Bank Joined As Party.  The undersigned Bank is joining this Agreement as a party hereto and hereby confirms the Bank’s obligations hereunder and the agreements, covenants, representations, and warranties of the Bank.  The Borrower and the Bank are executing this Agreement on behalf of the other Subsidiaries as to the other Subsidiary’s obligations hereunder and the agreements, covenants, representations, and warranties of the other Subsidiaries.

8.24         No Inference of Extension Past Maturity Date.  Notwithstanding any other provision herein, the terms, conditions, and requirements provided for herein that would, by their express terms, be applicable to time periods after the Maturity Date of the Note, are not to be interpreted as an inference that the Lender has agreed to any extension, automatic or otherwise, to the extension of the Maturity Date.  The Lender has not agreed and is under no obligation to extend the Maturity Date of the Note.

WITNESS the hand and seal of the parties hereto through their duly authorized officers as of the date first above written.

LENDER:	BORROWER:

FIRST TENNESSEE BANK NATIONAL ASSOCIATION	MUTUALFIRST FINANCIAL INC.

By:	By:
Printed Name:	Printed Name:
Title:	Title:

BANK:

MUTUALBANK

By:
Printed Name:
Title: